Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

June 3, 2005

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 (File No. 333-125030) (the “Registration Statement”) initially filed by Level 3 Communications, Inc. (the “Company”) on May 18, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the resale of (i) $286,280,000 aggregate principal amount of 9.125% Senior Notes due 2008 (the “9.125% Notes”) of the Company, (ii) $11,100,000 aggregate principal amount of 11% Senior Notes due 2008 (the “11% Notes”) of the Company, (iii) $24,130,000 aggregate principal amount of 10.5% Senior Discount Notes due 2008 (the “10.5% Notes”) of the Company, (iv) $124,594,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2009 (the “2009 Convertible Notes”) of the Company, (v) $56,610,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2010 (the “2010 Convertible Notes”) of the Company, (vi) $400,000,000 aggregate principal amount of 10% Convertible Senior Notes due 2011 (the “Convertible Senior Notes,” and together with the 9.125% Notes, the 11% Notes, the 10.5% Notes, the 2009 Convertible Notes and the 2010 Convertible Notes, the “Notes”) of the Company and (vii) 274,242,404 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), of the Company which includes 113,442,215 shares of Common Stock issuable upon conversion of certain of the Notes. The 9.125% Notes were issued pursuant to an Indenture, dated as of April 28, 1998, between the Company and The Bank of New York, as successor to IBJ Schroder Bank & Trust Company, as trustee. The 11% Notes were issued pursuant to an indenture, dated as of February 29, 2000, between the Company and The Bank of New York, as trustee. The 10.5% Notes were issued pursuant to an indenture, dated as of February 29, 2000, between the Company and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as trustee. The 2009 Convertible Notes were issued pursuant to an indenture, dated as of September 20, 1999, between the Company and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as trustee, as amended by the first supplemental indenture dated as of September 20, 1999. The 2010 Convertible Notes were issued pursuant to an indenture, dated as of September 20, 1999, between the Company and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as trustee, as amended by the second supplemental indenture dated as of February 29, 2000. The Convertible Senior Notes were issued pursuant to the amended and restated indenture, dated as of July 8,

Level 3 Communications, Inc.

June 3, 2005

2003, between the Company and The Bank of New York, as trustee, as amended by the second supplemental indenture dated as of April 4, 2005. For purposes of this opinion letter, the term “Indentures” refers to the indentures and supplemental indentures, as appropriate, pursuant to which the Notes were issued. The Notes and the Common Stock are to be offered and sold by a securityholder of the Company from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of officers of the Company, certificates of public officials and such other documents relating to the incorporation of the Company and to the authorization and issuance of the Notes and the Common Stock, including the Indentures and the Registration Statement, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. In rendering the opinions expressed below, as to questions of fact material to such opinions we have relied upon certificates of public officials and officers of the Company.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	The Company is validly existing under the laws of the State of Delaware;

2.	The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and (ii) general principals of equity, regardless of whether enforceability is considered in a proceeding at law or equity;

3.	The Shares outstanding on the date hereof have been duly authorized and validly issued and are fully paid and non-assessable; and

4.	The shares of Common Stock issuable upon conversion of the 2009 Convertible Subordinated Notes, the 2010 Convertible Subordinated Notes and the Convertible Senior Notes beneficially owned by the selling securityholder named in the prospectus included in the Registration Statement have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of such Notes and the applicable Indentures, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption “Validity of Securities” in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Level 3 Communications, Inc.

June 3, 2005

In rendering the foregoing opinions, we do not express an opinion concerning any laws other than the laws of the State of New York and the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP